Filed Pursuant to Rule 424(b)(3)

Registration No. 333-269416

COHEN & STEERS INCOME OPPORTUNITIES REIT, INC.

SUPPLEMENT NO. 13 DATED DECEMBER 23, 2024

TO THE PROSPECTUS DATED APRIL 12, 2024

This prospectus supplement (the “Supplement”) is part of and should be read in conjunction with the prospectus of Cohen & Steers Income Opportunities REIT, Inc., dated April 12, 2024 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meaning as in the Prospectus. References herein to “we”, “us”, or “our” refer to Cohen & Steers Income Opportunities REIT, Inc. and its consolidated subsidiaries unless the context specifically requires otherwise.

The purpose of this Supplement is to describe our closed acquisition of Bridgepointe Shopping Center.

Closed Acquisition of Bridgepointe Shopping Center

As previously disclosed in Supplement No. 9 to the Prospectus, filed on October 25, 2024, Core Power Acquisitions, LLC, a Delaware limited liability company (the “Purchaser”) and wholly-owned subsidiary of the programmatic joint venture (the “JV”) between us and The Sterling Organization, LLC, entered into a purchase agreement on October 16, 2024 (the “Purchase Agreement”) to acquire certain real property commonly known as “Bridgepointe Shopping Center” and located at 3010 Bridgepointe Parkway in San Mateo, California (the “Property”) from an unaffiliated, third-party seller, TREA 3010 Bridgepointe Parkway LLC, a Delaware limited liability company (the “Seller”). The Property is an approximately 231,700 square foot power center located at the base of the San Mateo-Hayward Bridge, a major East-West corridor of the Bay Area, and is 100% leased to 18 tenants, which include national retailers such as Nordstrom Rack, Marshalls, Total Wine & More and Ross Dress for Less. Following an assignment of the Purchase Agreement by the Purchaser to an affiliate and wholly-owned subsidiary of the JV (the “Property Owner”) on November 5, 2024, the Property Owner completed the purchase of the Property from the Seller on December 20, 2024 for an aggregate purchase price of approximately $127.0 million, subject to closing costs and customary prorations. We funded the acquisition using proceeds from our private offering, public offering and third-party mortgage financing.